As filed with the Securities and Exchange Commission on January 14, 2022

Registration No. 333-260334

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BrightSpring Health Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8082	82-2956404
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

805 N. Whittington Parkway

Louisville, Kentucky 40222

(502) 394-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven S. Reed, Esq.

Chief Legal Officer

805 N. Whittington Parkway

Louisville, Kentucky 40222

(502) 630-7438

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

With copies to:

Joseph H. Kaufman, Esq. Sunny Cheong, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share(3)	$100,000,000	$9,270
% Tangible Equity Units(4)	$100,000,000	$9,270
Stock Purchase Contracts
Amortizing Notes
Total	$200,000,000	$18,540

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933, as amended.
(2)	Previously paid.
(3)	Includes shares of common stock that the underwriters have the option to purchase. See “Underwriting (Conflicts of Interest).”
(4)

Includes                Tangible Equity Units that are subject to the underwriters’ option to purchase additional Tangible Equity Units. Each Tangible Equity Unit is comprised of a stock purchase contract and an amortizing note. This registration statement also registers an estimated                shares of the Registrant’s common stock that are issuable upon settlement of the purchase contracts that are a component of the Tangible Equity Units registered hereby, at the initial rate of                shares of common stock per purchase contract, based on the assumed initial public offering price of $                per share, which is the midpoint of the estimated price range set forth on the cover page of the common stock prospectus which forms a part of this registration statement and assuming the maximum number of shares issuable upon automatic settlement of such purchase contracts. Under Rule 457(i), there is no additional filing fee payable with respect to the shares of common stock issuable upon settlement of the purchase contracts because no additional consideration will be received in connection with the settlement. The number of shares of the Registrant’s common stock issuable upon such settlement will vary based on the public offering price of the common stock registered hereby. The number of the Registrant’s shares issuable upon settlement of the purchase contracts is subject to anti-dilution adjustments upon the occurrence of certain events described herein. Pursuant to Rule 416 under the Securities Act, the number of the Registrant’s shares to be registered includes an indeterminable number of shares that may become issuable upon settlement of the purchase contracts as a result of such anti-dilution adjustment, solely to the extent permitted by Rule 416.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 3. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus relating to an offering of shares of BrightSpring Health Services, Inc.’s common stock, together with separate prospectus pages relating to an offering of BrightSpring Health Services, Inc.’s Tangible Equity Units, are unchanged and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of common stock being registered hereby (other than the underwriting discounts and commissions). All of such expenses are estimates, except for the Securities and Exchange Commission, or the SEC, registration fee, the Financial Industry Regulatory Authority Inc., or FINRA, filing fee and the Nasdaq listing fee.

(dollars in thousands)
SEC registration fee		$18,540
FINRA filing fee		31,000
Nasdaq listing fee			*
Printing fees and expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Blue Sky fees and expenses (including legal fees)			*
Transfer agent and registrar fees and expenses			*
Miscellaneous			*

Total	$		*

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our second amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Our amended and restated bylaws will provide that we must indemnify, and advance expenses to, our directors and officers to the full extent authorized by the DGCL. We also intend to enter into indemnification agreements with our directors and executive officers, which agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our second amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by our board of directors pursuant to the applicable procedure outlined in the amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Securities

Within the past three years, the Registrant has granted or issued the following securities of the Registrant which were not registered under the Securities Act.

(a) Issuances of Capital Stock

•

In March and September 2019, we issued an aggregate of 2,711,819 shares of our common stock at a price per share of $100 to KKR Stockholder, Walgreen Stockholder and certain of our employees, including our executive officers, in connection with the BHS Acquisition. Additionally, we issued 22,500 shares to our Chief Executive Officer in March 2019 in connection with the BHS Acquisition in exchange for certain rollover shares.

•	In January 2021, we issued 2,941 shares of our common stock at a price per share of $170 per share to an employee in connection with an acquisition.

•

In April 2021 and May 2021, we issued 49,220 shares of our common stock at a price per share of $250 to certain of our employees, including our executive officers, in connection with our acquisition of Abode.

As of September 30, 2021, we had repurchased 135,931 shares of our common stock from certain of our employees in connection with the termination of their employment.

No underwriters were involved in the foregoing issuance of securities. The issuances of shares of common stock described in this Item 15(a) were issued pursuant to written compensatory plans or arrangements with our employees in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act or the exemption set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

(b) Stock Option Grants

We granted stock options to certain employees in connection with services provided by such employees or the hiring/promotion of such employees as follows:

•	In September 2019, we granted stock options to purchase an aggregate of 457,222 shares of our common stock.

•	In October 2019, we granted stock options to purchase an aggregate of 303,480 shares of our common stock.

•	In November 2019, we granted stock options to purchase an aggregate of 5,750 shares of our common stock.

•	In May 2020, we granted stock options to purchase an aggregate of 104,887 shares of our common stock.

•	In November 2020, we granted stock options to purchase an aggregate of 38,100 shares of our common stock.

•	In January 2021, we granted stock options to purchase an aggregate of 11,250 shares of our common stock.

•	In March 2021, we granted stock options to purchase an aggregate of 5,750 shares of our common stock.

•	In May 2021, we granted stock options to purchase an aggregate of 26,575 shares of our common stock.

As of September 30, 2021, options to purchase 5,529 shares of common stock had been exercised, and options to purchase 76,300 shares of common stock had expired or been forfeited and/or cancelled.

The issuances of stock options and the shares of common stock issuable upon the exercise of the options described in this Item 15(b) were issued pursuant to written compensatory plans or arrangements with our employees and directors, in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act or the exemption set forth in Section4(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules.

None

Item 17. Undertakings.

(1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2) The undersigned Registrant hereby undertakes that:

(A) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBITS

Exhibit Number	Description

1.1***	Form of Underwriting Agreement relating to the common stock.

1.2***	Form of Underwriting Agreement relating to the Units.

3.1**	Form of Second Amended and Restated Certificate of Incorporation of the Registrant.

3.2**	Form of Amended and Restated Bylaws of the Registrant.

4.1*	Registration Rights Agreement, dated as of December 7, 2017, by and among the Registrant, KKR Phoenix Aggregator L.P. and Walgreen Co.

4.2*	Form of Purchase Contract Agreement.

4.3*	Form of Unit (included in Exhibit 4.2).

4.4*	Form of Purchase Contract (included in Exhibit 4.2).

4.5*	Form of Indenture relating to Senior Securities.

4.6*	Form of Supplemental Indenture relating to the Amortizing Note.

4.7*	Form of Amortizing Note (included in Exhibit 4.6).

5.1**	Form of opinion of Simpson Thacher & Bartlett LLP relating to the common stock.

5.2**	Form of opinion of Simpson Thacher & Bartlett LLP relating to the Units.

10.1*	Amended and Restated Stockholders’ Agreement, dated as of March 5, 2019, among Registrant, KKR Phoenix Aggregator L.P., Walgreen Co., KKR Americas Fund XII L.P., Walgreens Boots Alliance, Inc. and PharMerica Corporation.

10.2*	First Lien Credit Agreement, dated as of March 5, 2019, among Phoenix Intermediate Holdings Inc., as Holdings, Phoenix Guarantor Inc., as the Borrower, the several lenders from time to time parties thereto and Morgan Stanley Senior Funding Inc. as Administrative Agent and Collateral Agent.

10.3*	Technical Amendment, dated as of May 17, 2019, among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent to the First Lien Credit Agreement dated as of March 5, 2019 , among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc.

10.4*	Joinder Agreement, dated as of September 30, 2019 among Phoenix Guarantor Inc., the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent to the First Lien Credit Agreement dated as of March 5, 2019, among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc.

10.5*	Amendment No. 1, dated as of January 30, 2020 among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent to the First Lien Credit Agreement dated as of March 5, 2019, among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc.

10.6*	Joinder Agreement and Amendment No. 2, dated as of June 30, 2020 among Phoenix Guarantor Inc., the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent to the First Lien Credit Agreement dated as of March 5, 2019, among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc.

10.7*	Joinder Agreement and Amendment No. 3, dated as of October 7, 2020 among Phoenix Guarantor Inc., the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent to the First Lien Credit Agreement dated as of March 5, 2019, among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc.

10.8*	Amendment No. 4, dated as of April 8, 2021 among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent to the First Lien Credit Agreement dated as of March 5, 2019, among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc.

Exhibit Number	Description

10.9*	Joinder Agreement and Amendment No. 5, dated as of April 16, 2021 among Phoenix Guarantor Inc., the Lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent to the First Lien Credit Agreement dated as of March 5, 2019, among Phoenix Intermediate Holdings Inc., Phoenix Guarantor Inc., the lenders party thereto and Morgan Stanley Senior Funding, Inc.

10.10*	Second Lien Credit Agreement, dated as of March 5, 2019, among Phoenix Intermediate Holdings Inc., as Holdings, Phoenix Guarantor Inc., as the Borrower, the several lenders from time to time party thereto and Wilmington Trust, National Association, as the Administrative Agent and the Collateral Agent.

10.11*	Amended and Restated Monitoring Agreement, dated as of March 5, 2019, among Phoenix Guarantor Inc., PharMerica Corporation, Kohlberg Kravis Roberts & Co. L.P. and Walgreens Boots Alliance, Inc.

10.12*	Management Stockholders’ Agreement, dated as of December 7, 2017, by and among the Registrant, KKR Phoenix Aggregator, L.P. and the other parties thereto.

10.13†*	Amended and Restated Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan.

10.14†*	Form of 2022 Equity Incentive Plan.

10.15†*	Employment Agreement between Phoenix Parent Holdings Inc. and Jon B. Rousseau, effective as of March 5, 2019.

10.16†*	Amended and Restated Employment Agreement between Res-Care, Inc. and James Mattingly, dated December 14, 2017.

10.17†*	Employment Agreement between Phoenix Parent Holdings, Inc. and Michael McMaude, dated February 10, 2021.

10.18†*	Employment Agreement between PharMerica Corporation and Bob Dries, effective as of March 5, 2019.

10.19†*	Employment Agreement between Res-Care, Inc. and Robert A. Barnes, dated June 5, 2018.

10.20†*	Option Grant Notice and Agreement (Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan) – Jon B. Rousseau, dated October 16, 2019.

10.21†*	Form of Option Grant Notice and Agreement (Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan) – Jim Mattingly, Michael McMaude, Robert Barnes.

10.22†*	Option Grant Notice and Agreement (Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan) – Bob Dries, dated October 16, 2019.

10.23†*	Option Grant Notice and Agreement (Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan) – Bob Dries, dated May 12, 2020.

10.24†*	Home Health and Hospice Phantom Stock Opportunity Letter Agreement between Mike McMaude and BrightSpring Health Services, Inc., dated as of September 17, 2021.

10.25**	Form of Director and Officer Indemnification Agreement.

21.1**	Subsidiaries of the Registrant.

23.1**	Consent of KPMG LLP.

23.2**	Consent of Deloitte & Touche LLP.

23.3**	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

23.4**	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.2).

24.1**	Power of Attorney (included on signature pages to this Registration Statement).

25.1*	Form T-1 Statement of Eligibility with respect to the Indenture.

99.1**	Consent of Olivia Kirtley to be named as a director nominee.

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.
†	Compensatory arrangements for director(s) and/or executive officer(s).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Louisville, Kentucky, on January 14, 2022.

BrightSpring Health Services, Inc.

By:	/s/ Jon Rousseau
	Name:	Jon Rousseau
	Title:	President and Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 14, 2022.

Signatures	Title

/s/ Jon Rousseau Jon Rousseau	President and Chief Executive Officer and Director (principal executive officer)

* Jim Mattingly	Executive Vice President and Chief Financial Officer (principal financial officer)

* Jennifer Phipps	Chief Accounting Officer (principal accounting officer)

* Hunter Craig	Director

* Johnny Kim	Director

* Max Lin	Director

* Patricia Ludwig	Director

* Roger Phillips	Director

* John Standley	Director

*By:	/s/ Jon Rousseau
Name: Jon Rousseau
Title: Attorney-in-fact